Exhibit 3(i)(c)

AMENDMENT TO ARTICLES OF INCORPORATION

OF

GKY VENTURES, INC.

(after payment of capital and issuance of stock)

We the Undersigned, Officers of GYK Ventures, Inc., (“the Corporation”) hereby certifiy:

1. The Board of Directors of the Corporation at a meeting duly convened and held on July 8, 2005 adopted a resolution to amend the Articles of Incorporation as Originally filed and/or amended.

The former Article One read:

Article One. The name of the corporation is GKY Ventures, Inc.

Article One is superseded and replaced as follows:

Article One. The name of the corporation is Diatom Corporation

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 97,225,892; and the foregoing changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of the only class authorized and entitled to vote thereon, 72,050,000 (74.11%) present and voting in favor.

Dated: July 8, 2005

/s/ Dan Sifford	/s/ Dan Sifford
Dan Sifford	Dan Sifford
PRESIDENT	SECRETARY

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